Exhibit 99.5

IA GLOBAL ANNOUNCES DELAYED FILING OF FORM 10-K; NYSE AMEX DEFICIENCY NOTICES; AND AN UPDATE ON OPERATIONS

SAN FRANCISCO, CA. July 15, 2009/Business Wire

IA Global Inc. (NYSE AMEX US: IAO) (the “Company”) announced that it would not be able to file its Form 10-K for the twelve months ended March 31, 2009 as required by July 14, 2009. This delay is due to (i) the ongoing internal audit of Global Hotline, Inc. (“Global Hotline”) operations; (ii) ongoing negotiations with all Japanese lenders; and, (iii) the late and incomplete receipt of March 31, 2009 financial records from Global Hotline and Taicom Securities Co Ltd. The Company expects to file the Form 10-K on approximately July 24-31, 2009.

Review of Global Hotline, Inc. Operations

On June 1, 2009, at the direction of the CEO, the Company commenced a forensic and detailed internal audit of Global Hotline. The detailed forensic audit is being conducted by our Chief Financial Officer, assisted by two auditors and our CEO. The audit was considered necessary because of the entry into an alleged loan with an unlicensed Japanese lender by Global Hotline management, a series of questionable transactions authorized by GHI management, and the continued and unexpected unprofitable operations of Global Hotline since August 2008.

Alleged Loan with Unqualified Lender-

As reported, on February 25, 2009 and February 27, 2009, Global Hotline purportedly received a total of 250,000,000 Yen, or approximately $2,577,000 at current exchange rates, in working capital loans (the “Loans”) from an unlicensed Japanese lender. The purported Loans were described as requiring a balloon payment of 250,000,000 Yen, or approximately $2,577,000 on April 30, 2009. A year’s interest of 15.0% was paid on February 25, 2009, with a default interest rate of 21.9%. A 10% fee was paid for this working capital loan. The Loans were signed by SG Telecom and are guaranteed by the two senior executives and two directors of Global Hotline and by all Global Hotline affiliated entities.

On approximately April 1, 2009, the Company pledged its ownership in Global Hotline as collateral for the purported loans, subject to a thirty day notice period in the case of default under the agreement.

On April 24, 2009, Global Hotline received 90,000,000 Yen or $929,000 at current exchange rates from the CFO of Global Hotline. The loan required a balloon payment of 90,000,000 Yen, or approximately $929,000 on May 15, 2009. Interest of 15.0% is to be paid starting on April 24, 2009, with a default interest rate of 21.9%. The loan was guaranteed by all Global Hotline affiliated entities. The loan apparently was repaid in May, 2009.

On May 27, 2009, SG Telecom, Inc. did not repay the Loan as requested by unlicensed Japanese lender.

After review by Japanese corporate counsel, the Company is challenging the validity of the loan and the collateral claimed by the unlicensed Japanese lender. We have discovered that Global Hotline management provided slips of paper purporting to be stock certificates to the unlicensed lender in early March 2009 in violation of the loan agreements and while Global Hotline apparently had sufficient cash to repay a portion of the alleged loan to the lender. On June 9, 2009, the unlicensed Japanese lender submitted documents claiming ownership of the Company’s 600 shares of Global Hotline. However since the Company never issued any documents evidencing ownership the claim is considered spurious. The Company has disputed all notices received from unlicensed Japanese lender. The Company is taking all legal actions in Japan to secure its 100% ownership in Global Hotline and subsidiaries. In addition, the parties continue to negotiate over the alleged unpaid loans. We believe the current balance due to unlicensed Japanese lender is approximately $1,500,000.

Until July 10, 2009, the unlicensed lender had refused to supply any bank or transaction records for the Company to close its records for the twelve months ended March 31, 2009 or conduct its external audit.

Negotiations of Loans with Japanese Banks-

On April 30, 2009, Global Hotline entered into negotiations on $12,379,000 in debt with its Japanese banks. Global Hotline is proposing to refinance this debt on a long term basis and freeze any payments in the short term. To date, eight loans have been renegotiated. We expect to adjust the repayment dates on many loans with our largest lender to a September 30, 2009 due date and then to re-finance the loans on a long term basis. Additional details will provided with the filing of the Form 10-K for the twelve months ending March 31, 2009.

Review of Operations-

We have identified opportunities to correct the profitability of Global Hotline and expect to implement these opportunities in the near future.

Preliminary Results for the Twelve Months Ended March 31, 2009

Preliminary results, before any potential audit adjustments, are as follows for the twelve months ended March 31, 2009:

Total assets- $31-$33 million as of March 31, 2009

Total liabilities- $26-$27 million as of March 31, 2009

Total stockholder equity- $5-$6 million as of March 31, 2009

Sales- $60-$61 million for the twelve months ended March 31, 2009 as compared to $38.7 million for the twelve months ended March 31, 2008

Net loss- $8-$9 million for the twelve months ended March 31, 2009 as compared to $7.1 for the twelve months ended March 31, 2008. The net loss includes a one-time expense associated with an unlicensed Japanese lender and a provision for $1.6 million of restructuring costs under Japanese GAAP that is being evaluated under US GAAP.

Additional details will be provided with the filing of the Form 10-K for the twelve months ending March 31, 2009 the financial results are subject to adjustment.

Receipt of NYSE AMEX Deficiency Letter Dated July 10, 2009

The Company received a Deficiency Letter from the NYSE AMEX Stock Exchange dated July 10, 2009. In this letter, Staff has now determined that the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE Amex Company Guide (the “Company Guide”), the Company’s continued listing is predicated on it effecting a reverse stock split of its Common Stock by January 11, 2010. The Company will review a reverse stock split in accordance with the Deficiency Letter.

The Company was previously notified by Staff that the Exchange deemed it appropriate for the Company to effect a reverse stock split to address its low selling price.

The Company has seen unprecedented volume in its stock. In June 2009, over 52 million shares were traded and over 40 million of the shares were crossing trades between two alleged shorting organizations.

Receipt of NYSE AMEX Deficiency Letter Dated July 14, 2009

The Company received a Deficiency Letter from the NYSE AMEX Stock Exchange dated July 14, 2009. In this letter, Staff has now determined that the Company has not filed its Form 10-K for the twelve months ended March 31, 2009. The timely filing of this report is a condition of the Company’s continuing listing on the Exchange, as required by Sections 134 and 1101 of the Exchanges Company Guide. In addition, the Company’s failure to file this report is a material violation of its listing agreement with the Exchange. Pursuant to 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s security from the Exchange.

The Company is required to submit a plan to the Exchange by July 28, 2009 to bring the Company in compliance with Sections 134 and 1101 of the Exchanges Company Guide by October 12, 2009. The Company expects to submit this plan and be in compliance with Sections 134 and 1101 of the Exchanges Company Guide by October 12, 2009.

Services Agreement with ArqueMax Ventures LLC (“AMV”)

On June 8, 2009, the Company entered into a Services Agreement with AMV. Pursuant to this agreement, AMV agreed to provide funding to the Company of $300,000 in exchange for IA Global Convertible Senior Debentures that carry a 12% interest rate and are due December 8, 2009. AMV has funded the $120,000 due June 10, 2009 and June 22, 2009. AMV has not funded the $60,000 due June 30, 2009 and may not fund the $60,000 due July 15, 2009. The Company is negotiating with AVM on the remaining amounts due.

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a Business Process Outsourcing (“BPO”) and Financial Services corporation targeting the B2B and B2C markets in the Asia Region, the US and Australia. The Company is actively seeking to expand its investments in the BPO, B2B and Financial services sectors. In Japan, IA Global is 100% owner, except as disclosed, of Global Hotline, Inc., a BPO organization, operating several major call centers providing primarily outbound telemarketing services for telecommunications and insurance products. In the Philippines, IA Global is the 100% owner of Global Hotline Philippines Inc., a BPO organization, providing inbound and outbound telemarketing services, and collocation facilities to a variety of industries. In the Asia region, the Company has equity investments of 20.25% in Slate Consulting Co Ltd, 36.0% in Australian Secured Financial Limited and 12.6% in Taicom Securities Co. Ltd.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. Specifically, we are exposed to various risks related to a decline in general economic conditions, our need for additional financing, our level of indebtedness, our Global Hotline business, our ASFL investment, our NYSE AMEX listing, our controlling shareholder groups, the sale of significant numbers of our shares and a volatile market price for our common stock. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.